EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Good Times Restaurants Inc. of our report dated December 27, 2016, relating to the consolidated financial statements of Good Times Restaurants Inc., appearing in the Annual Report on Form 10-K of Good Times Restaurants Inc. for the year ended September 26, 2017.

/s/ Hein & Associates LLP

Denver, Colorado
May 21, 2018